EXECUTION VERSION
Exhibit 10.1
STOCK PURCHASE AGREEMENT
by and among
KNOWLES ELECTRONICS HOLDINGS, INC.,
KEY ACQUISITION, L.L.C.,
THE OTHER STOCKHOLDERS OF KNOWLES ELECTRONICS HOLDINGS, INC.,
DOVER ELECTRONICS, INC.
and
DOVER CORPORATION
Dated as of August 21, 2005

TABLE OF CONTENTS

PAGE
ARTICLE I

DEFINITIONS
Section 1.1 Definitions	1

ARTICLE II

PURCHASE AND SALE
Section 2.1 Purchase and Sale of the Knowles Shares	1
Section 2.2 Payment of Purchase Price	2
Section 2.3 Treatment of Options	3

ARTICLE III

THE CLOSING
Section 3.1 Closing Date	4
Section 3.2 Transactions to be Effected at the Closing	4

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS
Section 4.1 Authorization	5
Section 4.2 The Knowles Shares	5

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO KNOWLES
Section 5.1 Organization and Standing	5
Section 5.2 Consents	6
Section 5.3 Capital Stock of Knowles	6
Section 5.4 Non-contravention	7
Section 5.5 Subsidiaries	7
Section 5.6 Financial Statements	8

i

Schedules
Schedule A	Common Stockholders
Schedule B	Preferred Stockholders
Schedule C	Persons with knowledge of Knowles
Schedule 4.2	Exceptions to Ownership of Knowles Shares
Schedule 5.1	Exceptions to Organization and Standing
Schedule 5.2	Exceptions to no Consents
Schedule 5.3(b)	Exceptions to the Capital Stock of Knowles
Schedule 5.4	Exceptions to Noncontravention
Schedule 5.5	Subsidiaries
Schedule 5.7	Exceptions to Absence of Certain Changes
Schedule 5.8	Exceptions to Litigation
Schedule 5.9	Exceptions to Compliance with Applicable Laws
Schedule 5.10(a)	Material Contracts
Schedule 5.10(b)	Exceptions to Material Contracts
Schedule 5.11(a)	Exceptions to Intellectual Property
Schedule 5.11(b)	Intellectual Property
Schedule 5.12	Exceptions to Affiliate Transactions
Schedule 5.13(a)	Employee Benefit Plans
Schedule 5.13(b)	Exceptions to Employee Benefit Plan Compliance
Schedule 5.13(f)	Labor Agreements and Threatened Labor Disputes
Schedule 5.13(g)	Exceptions to Knowles Plans
Schedule 5.14	Exceptions to Taxes
Schedule 5.15	Exceptions to Environmental Matters
Schedule 5.16(a)	Owned Real Property
Schedule 5.16(a)(i)	Real Estate Encumbrances
Schedule 5.16(a)(ii)	Exceptions to Outstanding Options
Schedule 5.16(b)	Leased Real Property
Schedule 7.1	Exceptions to Conduct of Business
Schedule 7.1(iv)	Exceptions for Capital Stock
Schedule 7.1(vi)	Exceptions for Capital Expenditures
Schedule 7.1(xi)	Exceptions for Sales of Assets
Schedule 7.6(a)	Severance Plans
Schedule 7.6(c)(i)	Bonus Plans
Schedule 7.7	Exceptions to Terminated Agreements
Schedule 10.15	Certain Matters

          STOCK PURCHASE AGREEMENT, dated as of August 21, 2005 (this “Agreement”), by and among KNOWLES ELECTRONICS HOLDINGS, INC., a Delaware corporation (“Knowles”), KEY ACQUISITION, L.L.C., a Delaware limited liability company (“Key”), in its capacity as Seller and in its capacity as Sellers’ Representative (as defined herein), and the individuals and other entities listed on the signature pages hereto and Schedule A and Schedule B (such individuals and entities together with Key, the “Sellers”), DOVER CORPORATION (“Parent”), a Delaware corporation and DOVER ELECTRONICS, INC., a Delaware corporation and Subsidiary of Parent (the “Buyer”).
          WHEREAS, the Buyer desires to purchase, and the Sellers desire to sell to the Buyer, all of the issued and outstanding shares of Class A Common Stock, par value $0.001 per share (the “Common Stock”), Series A-1 Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”), and Series A-2 Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred Stock”, and together with the Series A-1 Preferred Stock, the “Preferred Stock”), of Knowles; and
          WHEREAS, the Sellers collectively own, beneficially and of record, all of the issued and outstanding Common Stock and Preferred Stock (collectively, the “Knowles Shares”).
          NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1   Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.
ARTICLE II
PURCHASE AND SALE
          Section 2.1   Purchase and Sale of the Knowles Shares.
               (a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, the Knowles Shares owned by such Seller as set forth on the Purchase Price Disbursement Schedule.

               (b)   In consideration for the sale, transfer and conveyance of the Knowles Shares by the Sellers to the Buyer and for the cancellation of the Options, upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to the Sellers an aggregate amount in cash equal to the sum of (i) $750,000,000 (the “Purchase Price”), less (ii) the Closing Date Debt Obligation Amount, less (iii) the amount of the Transaction Expenses, plus (iv) the amount of Cash as of immediately prior to the Closing (such sum, the “Equity Purchase Price”).
               (c)   Knowles shall deliver to the Buyer, not less than three (3) Business Days before the Closing Date, a schedule (the “Purchase Price Disbursement Schedule”) which shall accurately set forth (i) the calculation of the Closing Date Debt Obligation Amount, (ii) the calculation of the Transaction Expenses, (iii) each Seller’s ownership of Knowles Shares as of the Closing Date, (iv) each Optionholder’s ownership of Options as of the Closing Date, and (iv) any payments to be made to each such Seller or Optionholder pursuant to Section 2.2 herein, together with a certificate signed by an executive officer of Knowles specifying the Closing Date Debt Obligation Amount and the amount of Transaction Expenses; provided, that such Purchase Price Disbursement Schedule together with such certificate shall, to the extent necessary, be updated by Knowles on the Closing Date to reflect the actual amounts owed on such date.
          Section 2.2   Payment of Purchase Price. Concurrent with the Closing, the Buyer shall pay the Purchase Price, by wire transfer of immediately available funds as follows:
               (a)   to such account or accounts as Knowles specifies, in order to pay and discharge such obligations, an amount equal to the Closing Date Debt Obligation Amount, less the Closing Date Public Notes Obligation Amount;
               (b)   to such account of the Trustee (as such term is defined in the Indenture) as Knowles specifies, in order to pay and discharge such obligations, an amount equal to the Closing Date Public Notes Obligation Amount;
               (c)   to such account or accounts as Knowles specifies, in order to pay and discharge such expenses, an amount equal to the Transaction Expenses;
               (d)   to such account or accounts as the Sellers’ Representative specifies, in consideration for the sale, transfer and conveyance of the shares of Preferred Stock set forth opposite such Seller’s name on the Purchase Price Disbursement Schedule, an amount equal to the product of (i) the percentage (representing the proportion which such number of shares of Preferred Stock bears to the aggregate number of shares of Preferred Stock issued and outstanding as of the Closing Date) set forth opposite such Seller’s name on the Purchase Price Disbursement Schedule multiplied by (ii) the Preferred Consideration. The “Preferred Consideration” shall equal the sum of (i) $1,000 multiplied by the aggregate number of shares of Preferred Stock, plus (ii) all accumulated and all accrued and unpaid or unaccumulated dividends on the Preferred Stock through the Closing Date;

               (e)   to such account or accounts as the Sellers’ Representative specifies, in consideration for the sale, transfer and conveyance of the shares of Common Stock set forth opposite such Seller’s name on the Purchase Price Disbursement Schedule, an amount equal to (i) the percentage (representing the proportion which such number of shares of Common Stock bears to the aggregate number of shares of Common Stock issued and outstanding as of the Closing Date plus the number of shares of Common Stock issuable upon exercise of all 2004 Options) set forth opposite such Seller’s name on the Purchase Price Disbursement Schedule multiplied by (ii) the Common Consideration. The “Common Consideration” shall equal (x) the Equity Purchase Price, minus (y) the Preferred Consideration, plus (z) the aggregate amount of cash which would be paid to Knowles upon the exercise of all outstanding 2004 Options (assuming payment in full of the exercise price of each such 2004 Option solely in cash); and
               (f)   to such account or accounts as the Sellers’ Representative specifies, in consideration for the cancellation of the 2004 Options, such 2004 Optionholder’s 2004 Option Cancellation Amount.
          Each of the parties hereto required to provide account information to the Buyer pursuant to this Section 2.2 shall notify the Buyer in writing of such account information not less than three (3) Business Days before the Closing Date. Amounts paid in respect of the Optionholders shall be used, in part, to pay and discharge the obligations of Knowles set forth in Section 2.3 below at the Closing.
          Section 2.3   Treatment of Options. Knowles shall take all actions necessary or desirable so as to provide that immediately prior to the Closing Date, all outstanding options (the “Options”) to purchase Common Stock held by any current or former employee or director of Knowles or any of its Subsidiaries (such Persons, collectively, the “Optionholders” and each, an “Optionholder”) granted under any stock option or stock purchase plan, program or arrangement of Knowles (collectively, the “Stock Plans”), whether or not then exercisable, shall be entitled at the Closing to the consideration set forth in this Section 2.3, and such Options immediately thereafter shall be cancelled by Knowles. In consideration for such cancellation, (A) each 2004 Optionholder shall be entitled to receive, in consideration for the cancellation of the 2004 Options, an amount in cash equal to the product of (x) the excess, if any, of (i) the price per share of Common Stock implied by Section 2.2(e) over (ii) the exercise price per share of each such 2004 Option, multiplied by (y) the number of shares of Common Stock subject to each such 2004 Option (such net amount, the “2004 Option Cancellation Amount”), and (B) each 2001 Optionholder shall be entitled to receive, in consideration for the cancellation of the 2001 Options, an amount calculated in accordance with Section 7 of Knowles’ 2001 Stock Option Plan (such amount, the “2001 Option Cancellation Amount”), in each case, reduced by applicable withholding Tax or other amounts required to be withheld by law. The Buyer shall cause Knowles to deliver payment of all 2001 Option Cancellation Amounts to each 2001 Optionholder pursuant to Section 2.2(c) and all 2004 Option Cancellation Amounts to each 2004 Optionholder pursuant to Section 2.2(f), as applicable, at the Closing. Each Optionholder shall deliver to Knowles written confirmation signed by such Optionholder that amounts received pursuant to Section 2.2 hereof constitute payment in full by Knowles with respect to such Options.
ARTICLE III
THE CLOSING
          Section 3.1   Closing Date. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions pursuant hereto (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 at 10:00 a.m., local time, on the fifth (5th) Business Day following the satisfaction and/or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and place as Knowles and the Buyer may agree upon (the date on which the Closing actually occurs, the “Closing Date”).
          Section 3.2   Transactions to be Effected at the Closing. At the Closing:
               (a)   (i) Each Seller shall deliver (or cause to be delivered) to the Buyer certificates representing the number of shares of Common Stock set forth opposite such Seller’s name on the Purchase Price Disbursement Schedule and the number of shares of Preferred Stock set forth opposite such Seller’s name on the Purchase Price Disbursement Schedule, in each case, duly endorsed in blank in proper form for transfer, together with a duly executed receipt acknowledging full payment for the Knowles Shares owned by such Seller, and (ii) Knowles shall deliver (or cause to be delivered) to the Buyer the documents and certificates set forth in Section 8.1 herein and required to be delivered by Knowles at the Closing; and
               (b)   the Buyer shall (i) pay the Purchase Price as provided in Section 2.2, (ii) deliver to the Sellers the documents and certificates set forth in Section 8.2 and required to be delivered by the Buyer at the Closing and (iii) deliver a duly executed receipt acknowledging the receipt of the Knowles Shares purchased hereunder.
               (c)   (i) the Buyer shall irrevocably deposit in trust with the Trustee the Closing Date Public Notes Obligation Amount, on behalf of Knowles, as provided in Section 2.2(b), and (ii) Knowles shall, in accordance with Section 8.01(ii) of the Indenture, give irrevocable notice of redemption to the Trustee.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS
          Except as set forth in the Schedules, each of the Sellers, solely as to itself, severally and not jointly, hereby represents and warrants to the Buyer as follows:
          Section 4.1   Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto and, as applicable, thereto) a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by or subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
          Section 4.2   The Knowles Shares. Except as set forth on Schedule 4.2, such Seller is the record and beneficial owner of the shares of Common Stock set forth opposite such Seller’s name on Schedule A and the shares of Preferred Stock set forth opposite such Seller’s name on Schedule B, in each case, free and clear of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind (“Encumbrances”) other than (i) applicable transfer restrictions pursuant to federal, state or foreign securities or antitrust laws, (ii) those Encumbrances that will be released on or prior to the Closing Date and (iii) those Encumbrances created by the Buyer. Upon transfer of the Knowles Shares to the Buyer on the Closing Date in accordance with Article II, the Buyer will receive good title to such Seller’s Knowles Shares, free and clear of any Encumbrances other than (i) applicable transfer restrictions pursuant to federal, state or foreign securities or antitrust laws and (ii) those Encumbrances created by the Buyer.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO KNOWLES
          Except as set forth in the Schedules, Knowles represents and warrants to the Buyer that:
          Section 5.1   Organization and Standing. Except as set forth on Schedule 5.1, Knowles (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on the Business as presently conducted, except such governmental franchises, licenses, permits, authorizations and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect; and (ii) where applicable, is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification or good standing necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          Section 5.2   Consents. Except as set forth on Schedule 5.2 or as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or Applicable Foreign Antitrust Law, no material consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity, which has not been obtained or made by Knowles, is required for or in connection with the execution and delivery of this Agreement by Knowles, and the consummation by Knowles of the transactions contemplated hereby, other than such Consents and Filings (i) the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Knowles to consummate the transactions contemplated hereby or (ii) required by reason of the regulatory status and operations of the Buyer.
     Section 5.3   Capital Stock of Knowles.
               (a)   The authorized issued and outstanding capital stock of Knowles as of the date hereof consists of 947,500.000 shares of Class A Common Stock, no shares of Class B Common Stock, par value $0.001 per share, 164,444.444 shares of Series A-1 Preferred Stock and 20,555.656 shares of Series A-2 Preferred Stock; all of such outstanding shares of capital stock are duly authorized and validly issued, fully paid and nonassessable. As of the date hereof, 52,500.000 shares of Common Stock are held by Knowles as treasury stock.
               (b)   Except as set forth on Schedule 5.3(b): (i) the Knowles Shares have not been issued in violation of any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of Applicable Law, the organizational documents of Knowles, or any contract, agreement or instrument to which Knowles is subject or by which it is bound; and (ii) there are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments(other than this Agreement, the Options and the Stock Plans) pursuant to which Knowles is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Knowles. As of the date hereof, there are options to acquire 225,922 shares of Common Stock outstanding under Knowles’ 2001 Stock Option Plan, and there are options to acquire 45,835 shares of Common Stock outstanding under Knowles’ 2004 Stock Option Plan. There are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to Knowles. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the capital stock of Knowles.
          Section 5.4   Non-contravention. Except as set forth on Schedule 5.4, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any Applicable Law, except for such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) violate any provision of the certificate of incorporation or bylaws (or other comparable organizational documents) of any of Knowles and its Subsidiaries or (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which any of Knowles and its Subsidiaries is a party or by which their respective properties or assets are bound (or result in the imposition of any Encumbrances upon any of its assets), except for such breaches, defaults, accelerations, rights or Encumbrances, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          Section 5.5   Subsidiaries. Schedule 5.5 sets forth a true, correct, and complete list of each Subsidiary of Knowles as of the date hereof, together with the following: (i) jurisdiction of formation or incorporation; (ii) the number of issued and outstanding shares of each class of its capital stock or units, the names of the registered owner of the shares or units, the number of shares owned and the percentage interest held by each such holder; and (iii) its directors and officers or governors and managers. Knowles has previously made available to the Buyer correct and complete copies of the charter, by-laws or other governing documents of each Subsidiary of Knowles (as amended to date). Except as set forth on Schedule 5.5, (i) each Subsidiary of Knowles is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, has the corporate or other organizational power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except such governmental franchises, licenses, permits, authorizations and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect; and (ii) where applicable, each of such Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All the outstanding shares of capital stock of such Subsidiaries are duly authorized and validly issued and outstanding, fully paid and nonassessable and owned, either directly or indirectly, by Knowles free and clear of all Encumbrances, except for (i) applicable transfer restrictions pursuant to federal, state or foreign securities or antitrust laws, and/or (ii) those Encumbrances that will be released on or prior to the Closing Date (including those Encumbrances set forth on Schedule 5.5). None of such outstanding shares of capital stock of such Subsidiaries has been issued in violation of any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of Applicable Law, the respective organizational documents of such Subsidiaries, or any contract, agreement or instrument to which such Subsidiary is subject or by which it is bound. There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which any of such Subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of such Subsidiary. There are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the capital stock of any Subsidiary.
          Section 5.6   Financial Statements. Knowles has delivered or made available to the Buyer true and complete copies of (a) the audited consolidated balance sheets of Knowles for the fiscal years ended December 31, 2002, 2003 and 2004, respectively, and the related statements of income and cash flows for the fiscal years then ended and (b) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and statements of income, changes in shareholders’ equity and cash flow as of and for the month ended June 30, 2005 for Knowles and its Subsidiaries (collectively, including any notes and schedules thereto, the “Company Financial Statements”). Except as otherwise indicated in the Company Financial Statements, the balance sheets and statements of income included in the Company Financial Statements have been prepared in accordance with GAAP consistently applied throughout the relevant periods, except that the unaudited statements are subject to normal year end adjustments and lack footnotes and other presentation items, and present fairly, in all material respects, the consolidated financial position and the results of operations of Knowles and its Subsidiaries as of the dates and for the periods presented therein. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Knowles and its Subsidiaries relating thereto, which books and records have been regularly kept and maintained in accordance with Knowles’ normal and customary practices.
          Section 5.7    Absence of Certain Changes. Since December 31, 2004, except as set forth on Schedule 5.7 and except to the extent contemplated by or in connection with this Agreement, Knowles (through itself and any of its Subsidiaries) has not (i) conducted its business in any material respect not in the ordinary course of business consistent with past practice or (ii) suffered any change in its business, operations or financial position which changes, individually or in the aggregate, have had a Material Adverse Effect.
          Section 5.8   Litigation. Except as set forth on Schedule 5.8, as of the date hereof, there is no Action pending, or to the knowledge of Knowles, threatened in writing, against Knowles or any of its Subsidiaries that (a) involves a claim in excess of $750,000, (b) involves a claim for an unspecified amount which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (c) seeks injunctive relief which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.8, there are no material outstanding judgments, decrees, injunctions or orders of any Governmental Entity by which Knowles or any of its Subsidiaries or any of their respective assets or properties are bound.
          Section 5.9   Compliance with Applicable Laws. Except as set forth on Schedule 5.9, (a) Knowles and each of its Subsidiaries is in compliance with all Applicable Laws except for such instances of non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) Knowles and its Subsidiaries have all governmental permits, licenses and authorizations necessary for the conduct of the Business as presently conducted (the “Permits”) and are in compliance with the terms of the Permits, except where the failure to have any such Permit or any such non-compliance would not, in either case, be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that Knowles makes no representation or warranty in this Section 5.9 with respect to employee and benefit matters, Taxes, or environmental matters, which matters are exclusively addressed in Sections 5.13, 5.14 and 5.15 hereto, respectively.
          Section 5.10   Material Contracts. Set forth on Schedule 5.10(a) is a list of the following contracts and agreements in effect on the date of this Agreement (other than the plans, arrangements and agreements set forth on Schedules 5.11 and 5.13): (i) each contract or agreement (other than purchase orders and similar agreements entered into in the ordinary course of business consistent with past practice) for the purchase of any materials, supplies or services that requires an annual expenditure by Knowles or any of its Subsidiaries of more than $1,000,000; (ii) each personal property lease under which Knowles or any of its Subsidiaries is either a lessor or lessee that requires annual payments or receipts of more than $1,000,000; (iii) each contract or agreement (other than purchase orders and similar agreements entered into in the ordinary course of business consistent with past practice) with a customer that requires annual payments to Knowles or any of its Subsidiaries of more than $1,000,000; (iv) material agreements granting or obtaining any right to use any Intellectual Property Rights (other than agreements granting rights to use readily available commercial software having an acquisition price of less than $200,000 in the aggregate for all such related agreements); and (v) each other commitment, agreement and instrument (including mortgages, indentures and other agreements and instruments relating to indebtedness for borrowed money) to which Knowles or any of its Subsidiaries is a party or by which it or its properties are bound that has a term of more than one year and requires annual payments by Knowles or such Subsidiary of more than $1,000,000. Except as set forth on Schedule 5.10(b), (x) to the knowledge of Knowles, as of the date hereof, each Material Contract is valid, binding and in full force and effect; and (y) neither Knowles nor any of its Subsidiaries has received written notice prior to the date hereof that any party to a Material Contract is in breach or default, and, to the knowledge of Knowles, as of the date hereof, no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration under a Material Contract. As used in this Agreement, the term “Material Contract” means any commitment, agreement, lease, order or instrument required to be set forth on Schedule 5.10(a), 5.11 or 5.13.

          Section 5.11   Intellectual Property.
               (a)   Except as set forth on Schedule 5.11(a) or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, since June 30, 2002, neither Knowles nor any of its Subsidiaries has (i) to the knowledge of Knowles, infringed upon, misappropriated, or violated any Intellectual Property Rights of third parties in any respect, or (ii) received in writing any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation (including any claim that Knowles or any of its Subsidiaries must license or refrain from using any Intellectual Property Rights of any third party). Except as set forth on Schedule 5.11(a) or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, since June 30, 2003, to the knowledge of Knowles, no third party has infringed upon, misappropriated, or violated any Intellectual Property Rights of Knowles or any of its Subsidiaries in any material respect.
               (b)   Schedule 5.11(b) identifies each patent or registration which has been issued to Knowles or any of its Subsidiaries with respect to any of its material patents, trademarks, copyrights and Internet domain names and identifies each pending patent application or application for registration that Knowles or any of its Subsidiaries has made with respect to any of its material patents, trademarks, or copyrights and identifies each license or sublicense that Knowles or any of its Subsidiaries has granted to any third party with respect to any of its material Intellectual Property Rights (together with any exceptions). With respect to each item required to be identified in Schedule 5.11(b) of the Disclosure Schedule, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or as set forth on Schedule 5.11(b):
                    (i)   Knowles or any of its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any lien;
                    (ii)   the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and
                    (iii)   no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Knowles, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item.
               (c)   As used herein, the term “Intellectual Property Rights” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including confidential and proprietary ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all proprietary rights in advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
          Section 5.12   Affiliate Transactions. Except as set forth on Schedule 5.12 or 5.13, to the knowledge of Knowles, as of the date hereof, there is no ongoing agreement or arrangement between any Seller or any controlled affiliate of any Seller (other than Knowles and its Subsidiaries), on the one hand, and Knowles or any of its Subsidiaries, on the other hand, involving annual payments in excess of $250,000.
          Section 5.13   Benefit Plans; Employees.
               (a)   Schedule 5.13(a) lists each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other benefit or incentive plan or agreement sponsored or maintained by Knowles and its Subsidiaries (or to which Knowles or any of its Subsidiaries has or had any obligation to contribute) for the benefit of current and former employees of Knowles and its Subsidiaries (other than any plans required by the law of any applicable jurisdiction to be sponsored or maintained) (such employees, the “Knowles Employees” and such plans and arrangements, the “Knowles Plans”). Copies or descriptions of the Knowles Plans have been or will be furnished or made available to the Buyer.
               (b)   Except as set forth on Schedule 5.13(b), each Knowles Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in compliance with the terms of such plan and all Applicable Laws.
               (c)   None of Knowles or any of its Subsidiaries has within the most immediately preceding five (5) years with respect to any Knowles Plan incurred a material liability arising from a “reportable event” (as such term is used in Section 4043 of ERISA), “prohibited transaction” (as such term is used in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) or “accumulated funding deficiency” (as such term is used in Section 412 or 4971 of the Code).
               (d)   No material litigation or administrative or other proceeding involving any Knowles Plan has, as of the date hereof, occurred or, to the knowledge of Knowles, is threatened (other than routine claims for benefits by participants).

               (e)   Neither Knowles nor any of its Subsidiaries contributes to a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and neither Knowles or any Subsidiary nor any member of the group required to be aggregated with Knowles or any of its Subsidiaries for purposes of Title IV of ERISA has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied in an amount which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
               (f)   Except as set forth on Schedule 5.13(f), neither Knowles nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar labor agreement, and there are no existing or, to the knowledge of Knowles, threatened material labor disputes involving the current employees of Knowles or any of its Subsidiaries.
               (g)   Except as set forth on Schedule 5.13(g), with respect to each Knowles Plan that is a defined benefit pension plan, the present value of all vested and non-vested accrued benefits under such plan, based upon the actuarial assumptions used in the most recent actuarial report prepared by such plan’s actuary (determined in accordance with PBGC methods, factors, and assumptions applicable to a defined benefit plan terminating on the date for determination) with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits. No such plan has been completely or partially terminated. No proceeding by the PBGC to terminate any such plan has been instituted or, to the knowledge of Knowles, threatened. Neither Knowles nor any of its Subsidiaries has incurred any liability to the PBGC or otherwise under Title IV of ERISA or under the Code with respect to any such defined benefit plan that has not been satisfied in full, and, to the knowledge of Sellers, no circumstance exists that would reasonably be expected to result in such a liability.
          Section 5.14   Taxes. Except as set forth on Schedule 5.14: (i) all material Returns required to be filed by, or with respect to any activities of, Knowles or any of its Subsidiaries have been filed (except those under valid extension); (ii) all material Taxes which were shown to be due on such Returns have been paid (unless such Taxes are being contested in good faith); (iii) there is no action, suit, proceeding, investigation, claim or audit now pending against, or with respect to, Knowles or any of its Subsidiaries in respect of any Taxes or assessments which, if determined adversely, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) Knowles is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.
          Section 5.15   Environmental Matters. Except as set forth on Schedule 5.15 or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
               (a)   Each of Knowles and its Subsidiaries has been and is in compliance with all Environmental Laws.

               (b)   Without limiting the generality of the foregoing, each of Knowles, its Subsidiaries, and their respective Affiliates has obtained, has complied with or has timely applied for or requested renewal thereof, and is in compliance with all Environmental Permits for the occupation of its facilities and the operation of its business.
               (c)   Neither Knowles, or any of its Subsidiaries nor their respective Affiliates has received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental Laws, excluding liabilities in the nature of obligations arising out of compliance with applicable Environmental Laws in the ordinary course of business.
               (d)   Sellers, Knowles, and its Subsidiaries have furnished to Buyer all environmental audits, reports and other material environmental assessments relating to Knowles’ or its Subsidiaries’ past or current properties, facilities, or operations that are in their possession.
               (e)   The representations and warranties set forth herein are the sole and exclusive representations and warranties related to environmental matters in this Agreement.
          Section 5.16   Real Property.
               (a)   Schedule 5.16(a) lists all material real property owned by Knowles and/or its Subsidiaries. With respect to each parcel of owned real property listed on Schedule 5.16(a):
               (i)   the identified owner has good and marketable fee simple title to the parcel of real property, free and clear of any Encumbrances, except the encumbrances identified on Schedule 5.16(a)(i) (the “Real Estate Encumbrances”) and Permitted Encumbrances;
               (ii)   except as identified on Schedule 5.16(a)(ii) there are no outstanding options or rights of first refusal to purchase the real property, or any portion or interest of the real property; nor has the identified owner leased or otherwise granted the right to use or occupy such owned real property or any portion thereof;
               (iii)   to the knowledge of Knowles the identified owner has received no notice of actual or threatened special assessments or reassessments of the real property; and
               (iv)   to the knowledge of Knowles the identified owner has not received written notice from any Governmental Authority regarding any currently pending or threatened condemnation or similar eminent domain proceeding against the real property.
               (b)   Schedule 5.16(b) lists all material real property leased or subleased to Knowles. Knowles has delivered to the Buyer true and complete copies of the leases and subleases listed on Schedule 5.16(b). With respect to each lease and sublease listed on Schedule 5.16(b):
               (i)   the lease or sublease is legal, valid, binding, enforceable and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)); and
               (ii)   to the knowledge of Knowles no party to the lease or sublease is in breach or default.
               (c)   The real property identified on Schedule 5.16(a) and the leased real property identified on Schedule 5.16(b) (collectively, the “Real Property”) comprise all of the material real property used in the business of Knowles and its Subsidiaries.
               (d)   To the knowledge of Knowles all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the business of Knowles and its Subsidiaries as currently conducted.
          Section 5.17   Products Liability. As of the date of this Agreement, there is no Action pending or, to the knowledge of Knowles, threatened against Knowles or any of its Subsidiaries concerning any product that is designed, manufactured, distributed, or sold by Knowles or any of its Subsidiaries (a “Product”), relating to or resulting from an alleged defect in the design, manufacture, materials or workmanship of any Product, or, with respect to any Product, any alleged failure to warn or any alleged breach of express warranties or representations, except for any of the foregoing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          Section 5.18   Brokers. Other than Credit Suisse First Boston LLC (whose fees will be paid by Knowles concurrent with the Closing pursuant to Section 2.2(c)), neither Knowles nor any of its Subsidiaries has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees or any other fees or commissions to investment bankers, brokers or finders in connection with the transactions contemplated by this Agreement for which Knowles or any of its Subsidiaries has or could have any liability.

          Notwithstanding anything contained in Article IV and this Article V or any other provision of this Agreement, it is the explicit intent of each party hereto that neither Knowles nor any Seller is making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in Article IV and this Article V, and in entering into this Agreement and acquiring the Knowles Shares from the Sellers, the Buyer expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any confidential information memorandum or similar materials containing information regarding Knowles, its Subsidiaries or any of their businesses or in any materials provided to the Buyer during the course of its due diligence investigation of Knowles, other than those representations and warranties set forth in Article IV and this Article V.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER
          Each of the Buyer and Parent, severally and jointly, hereby represent and warrant to Knowles and the Sellers as follows:
          Section 6.1   Organization and Existence. Each of the Buyer and Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and consummate the transactions contemplated hereby.
          Section 6.2   Authorization. The execution, delivery and performance by each of the Buyer and Parent of this Agreement and the consummation by each of them of the transactions contemplated hereby are within the each of the Buyer’s and Parent’s powers and have been duly authorized by all necessary action on the part of the Buyer and Parent. This Agreement constitutes, (assuming the due execution and delivery by each of the other parties hereto), a legal, valid and binding obligation of the Buyer and Parent, as applicable, enforceable against each of them in accordance with their terms, except as such enforcement may be limited by or subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
          Section 6.3   Non-contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any Applicable Law, except for such violations which, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of the Buyer or Parent to effect the Closing, (ii) violate any provision of the certificate of incorporation or bylaws of Buyer or Parent or (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which Buyer, Parent or any of their respective Subsidiaries is a party or by which their respective properties or assets are bound (or result in the imposition of any Encumbrances upon any of its assets), except for such breaches, defaults, accelerations, rights or Encumbrances, which, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of the Buyer or Parent to effect the Closing.
          Section 6.4   Consents. Except as required under the HSR Act or Applicable Foreign Antitrust Law, no Consent of, or Filing with, any Governmental Entity, which has not been obtained or made by the Buyer or Parent, is required for or in connection with the execution and delivery of this Agreement by the Buyer and Parent, and the consummation by the Buyer and Parent of the transactions contemplated hereby, other than such Consents and Filings the failure of which to obtain or make, individually or in the aggregate, would not materially impair or delay the ability of the Buyer or Parent to effect the Closing.
          Section 6.5   Litigation. There are no Actions against either the Buyer or Parent pending, or to the knowledge of the Buyer or Parent, threatened in writing against the Buyer or Parent which seek to, and neither the Buyer or Parent is not subject to any judgments, decrees, injunctions or orders of any Governmental Entity which, individually or in the aggregate, would enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise prevent the Buyer or Parent from complying in all material respects with the terms and provisions of this Agreement.
          Section 6.6   Brokers. None of the Buyer, Parent or any of their respective directors, officers, employees or affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees or any other fees or commissions to investment bankers, brokers or finders in connection with the transactions contemplated by this Agreement for which any Seller or any affiliate thereof, or, in the event the Closing does not occur, any Seller, Knowles or any of their respective affiliates, has or could have any liability.
          Section 6.7   Investment Intent. The Buyer and Parent acknowledge that neither the offer nor the sale of the Knowles Shares has been registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws. The Buyer is acquiring the Knowles Shares for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state securities laws and with no present intention of distributing or reselling any part thereof. The Buyer will not, and Parent will cause the Buyer not to, so distribute or resell any of the Knowles Shares in violation of any such law.
          Section 6.8   Available Funds. The Buyer has, and on the Closing Date will have, sufficient funds to purchase the Knowles Shares and pay the Purchase Price in accordance with the terms hereof, pay all related fees and expenses and effect all other transactions contemplated hereby.

          Section 6.9   Investigation. The Buyer and Parent are knowledgeable about the industries in which Knowles and its Subsidiaries operate and is experienced in the acquisition and management of businesses. The Buyer and Parent have been afforded reasonable access to the books, records, facilities and personnel of Knowles and its Subsidiaries for purposes of conducting a due diligence investigation of Knowles. The Buyer and Parent have conducted a reasonable due diligence investigation of Knowles and its Subsidiaries and has received satisfactory answers to all inquiries they has made respecting Knowles and its Subsidiaries and their businesses. To the knowledge of the Buyer and Parent and except to the extent the Buyer or Parent have otherwise advised the Sellers’ Representative in writing, none of the representations or warranties in Articles IV or V is untrue or incorrect.
          Section 6.10   Disclaimer Regarding Projections, Forecasts and Business Plans. In connection with the Buyer’s and Parent’s investigation of Knowles, the Buyer and Parent have received from Knowles and its affiliates, agents and representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of Knowles and its Subsidiaries and certain business plan information of Knowles and its Subsidiaries. The Buyer and Parent acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that the Buyer and Parent are familiar with such uncertainties, that the Buyer and Parent are taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that the Buyer shall have no claim against anyone with respect thereto. Accordingly, the Buyer and Parent acknowledge that, without limiting the generality of the last paragraph of Article V, none of Knowles, Key or any of the other Sellers, or any of the representatives, agents or Affiliates of the foregoing, has made any representation or warranty with respect to such projections and other forecasts and plans.
          Notwithstanding anything contained in Article VI or any other provision of this Agreement, it is the explicit intent of each party hereto that the Buyer is not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article VI, and in entering into this Agreement and in selling the Knowles Shares to the Buyer, the Sellers expressly acknowledge and agree that they are not relying on any statement, representation or warranty other than those representations and warranties set forth in this Article VI.
ARTICLE VII
COVENANTS
          Section 7.1   Conduct of the Business.
               (a)   From the date hereof until the Closing Date, except as (i) contemplated by this Agreement, (ii) required by any commitment, agreement, lease,

order or instrument to which Knowles or any of its Subsidiaries is a party or (iii) set forth on Schedule 7.1, Knowles shall, and shall cause its Subsidiaries to, operate their business in the ordinary course of business consistent with past practice and (b) from the date hereof to the Closing Date, except as (i) contemplated by this Agreement, (ii) required by any commitment, agreement, lease, order or instrument to which Knowles or any Subsidiary is a party or (iii) set forth on Schedule 7.1, Knowles and its Subsidiaries shall not, except in the ordinary course of business consistent with past practice, do any of the following, to the extent applicable, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
               (i)   grant to any Knowles Employee any increase in compensation or benefits, except (A) for normal salary increases following performance reviews and payment of any performance-based incentives upon the achievement of performance goals as in effect immediately prior to the date of this Agreement, (B) in connection with any newly hired employees filling positions that are, as of the date of this Agreement, vacant (or which become vacant due to terminations of employment and/or promotions) and in connection with any promotions, (C) as may be required under existing Knowles Plans or (D) as may be required by Applicable Law;
               (ii)   make any material change in any method of accounting or accounting practice or policy other than in accordance with GAAP;
               (iii)   amend its Second Restated Certificate of Incorporation, as amended through the date hereof, or Amended and Restated By-laws (or other organizational documents);
               (iv)   other than as set forth on Schedule 7.1(iv), redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
               (v)   acquire all or a substantial portion of the assets or capital stock of any business or any corporation, partnership, association or other business organization or division thereof;
               (vi)   make or incur any capital expenditure (other than as contemplated under Schedule 7.1(vi)) which, individually, is in excess of $1,000,000;
               (vii)   pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, the Sellers or any of their respective affiliates (other than Knowles and its Subsidiaries);

               (viii)   amend or terminate any Material Contract, or enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract, except as required by law or such Material Contract;
               (ix)   modify, amend, terminate or permit the lapse of, in any material manner, any lease of, operating agreement or other agreement relating to any real property material to the business of Knowles and its Subsidiaries (except for the lapse or termination of any lease or agreement in accordance with its terms);
               (x)   permit any of its assets to become subjected to any Encumbrance which would reasonably be expected to result in a Material Adverse Effect, other than those Encumbrances existing prior to the date of this Agreement which would be removed at or prior to Closing or except as required by Applicable Law;
               (xi)   other than as set forth on Schedule 7.1(xi), sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to Knowles and its Subsidiaries taken as a whole; or
               (xii)   incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness that would otherwise remain outstanding following the Closing; and
               (xiii)   delay payments to vendor or suppliers beyond normal and ordinary payment terms (except with respect to payment obligations being contested in good faith) in any material respect or offer any material inducements or incentives to customers to pay earlier than normal and ordinary payment terms, in each case, other than as may be reasonably customary in the industries in which Knowles and its Subsidiaries operate.
               (b)   Other than the right to consent or withhold consent with respect to the foregoing matters, nothing contained herein shall give the Buyer any right to manage, control, direct or be involved in the management of Knowles, its Subsidiaries or the Business prior to the Closing.
          Section 7.2   Access to Information.
               (a)   From the date of this Agreement until the earlier of the termination of this Agreement and the Closing, Knowles shall give the Buyer and its authorized representatives reasonable access to the offices, executive officers, properties, books and records of Knowles and its Subsidiaries during normal business hours and upon reasonable prior notice, provided that such access shall not interfere with normal operations of Knowles and its Subsidiaries, and shall furnish to the Buyer and its authorized representatives such financial and operating data and other information as the Buyer may reasonably request; provided, however, that the foregoing shall not require Knowles or its Subsidiaries to provide any such access or furnish any such information that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any Applicable Law or violate any obligations with respect to confidentiality or, in the reasonable judgment of Knowles, compromise or constitute a waiver of any attorney-client privilege of Knowles or its Subsidiaries.
               (b)   Any information regarding Knowles and its Subsidiaries heretofore obtained from or on behalf of the Sellers or Knowles or any of its Subsidiaries by the Buyer or hereafter obtained from or on behalf of the Sellers or Knowles or any of its Subsidiaries by the Buyer shall be subject to the terms of the Confidentiality Agreement and such information shall be held by the Buyer in accordance with the terms of such Confidentiality Agreement.
          Section 7.3   Cooperation; Regulatory Filings. The Buyer and Knowles agree to reasonably cooperate with each other and to use their respective reasonable efforts to facilitate the completion of the transactions contemplated hereunder as promptly as practicable, including, without limitation, furnishing to each other such necessary information and reasonable assistance as may be reasonably requested in connection with the preparation of necessary Filings or submissions to any Governmental Entity in connection with the transactions contemplated hereby. Without limiting the foregoing, to the extent applicable, Knowles, the Sellers and the Buyer shall make or cause to be made as soon as practicable after the date hereof (to the extent not already made) all Filings required by the parties hereto or on their behalf under the HSR Act or Applicable Foreign Antitrust Law relating to the transactions contemplated hereby and shall use their reasonable efforts to cause the waiting period thereunder to expire as quickly as possible.
          Section 7.4   Post-Closing Books and Records. After the Closing, upon reasonable written notice, the Buyer shall furnish or cause to be furnished to the Sellers and their respective counsel, auditors and representatives access, during normal business hours, such information and assistance relating to Knowles and its Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Return or the defense of any Tax claim or assessment. Each Seller shall reimburse Knowles for reasonable out-of-pocket costs and expenses incurred in assisting such Seller pursuant to this Section 7.4.
          Section 7.5   Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          Section 7.6   Benefit Plans.
               (a)   Continuation of Compensation and Benefits. To the extent permitted by law, during the period through the first (1st) anniversary of the Closing Date (the “Protected Period”), the Buyer shall, or shall cause Knowles and its Subsidiaries (or any successor thereof) to, provide Knowles Employees with compensation levels (including base salary and wage rates and target bonus opportunities) and benefits that are, in the aggregate, no less favorable than to those provided to such employees under the Knowles Plans immediately prior to the Closing Date; provided, however, that during the Protected Period, the Buyer shall, or shall cause Knowles and its Subsidiaries (or any successor thereof) to, maintain the severance plans set forth on Schedule 7.6(a) without adverse amendment thereto.
               (b)   Service Credit; Pre-Existing Conditions; Co-payments and Deductibles.
               (i)   The Buyer shall cause each Knowles Employee to be given credit for all purposes (except for accrual of benefits under any qualified defined benefit pension plans) for all service, on and prior to the Closing Date, with Knowles and its Subsidiaries (to the extent taken into account under similar Knowles Plans in effect immediately prior to the Closing Date) under each employee benefit plan, program and arrangement maintained for his or her benefit on or after the Closing Date.
               (ii)   With respect to any welfare benefit plans maintained for the benefit of Knowles Employees on and after the Closing Date, the Buyer shall (i) cause there to be waived any pre-existing condition limitations and waiting periods and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations for the year in which the Closing Date occurs, to claims incurred and amounts paid by, and amounts reimbursed to, such employees under similar Knowles Plans in effect immediately prior to the Closing Date.
               (c)   Incentive Plans. On the Closing Date, Knowles shall pay all amounts due any eligible Knowles Employee under the Retention Incentive Plan, the Asia Retention Incentive Plan, the Value Enhancement Incentive Plan and the Asia Value Enhancement Incentive Plan, each as set forth on Schedule 7.6(c)(i).
               (d)   Employment Agreements. Following the Closing, the Buyer shall, and shall cause its affiliates (including Knowles) to, honor in accordance with its terms each employment agreement entered into between Knowles and a Knowles Employee that is in effect immediately prior to the Closing.
          Section 7.7   Termination of Certain Agreements. Except as set forth on Schedule 7.7, all agreements between any Seller or any affiliate of any Seller (other than Knowles and its Subsidiaries), on the one hand, and any of Knowles or any of its Subsidiaries, on the other hand, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be satisfied on the Closing Date other than any agreements relating to the indemnification of current directors and officers of Knowles or any of its Subsidiaries.
          Section 7.8   FIRPTA Certificate. Immediately prior to the Closing, Knowles shall furnish to the Buyer a certification in accordance with Treasury Regulation Section 1.445-2(c), certifying that an interest in Knowles is not a United States real property interest because Knowles is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          Section 7.9   Director and Officer Liability and Indemnification. For the duration of the period of six (6) years commencing on the Closing Date, the Buyer shall not, and shall not permit Knowles or any of its Subsidiaries to amend, repeal or otherwise modify any provision in Knowles’ or any of its Subsidiaries’ certificate of incorporation (or equivalent governing document) or bylaws relating to the exculpation or indemnification of any officers and/or directors (unless required by law), it being the intent of the parties hereto that the present (as of the Closing) and former officers and directors of Knowles and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law. In addition, the Buyer shall cause Knowles to maintain in effect for the duration of the period of six (6) years commencing on the Closing Date directors’ and officers’ liability insurance covering those persons who are currently covered by Knowles’ directors’ and officers’ liability insurance policy with coverage limits not lower in any respect than, and otherwise on terms no less favorable to the insured parties than, Knowles’ insurance coverage as in effect on the date hereof. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of Knowles or any of its Subsidiaries.
          Section 7.10   Knowles Europe Pension Plan. The Buyer shall indemnify each of the Sellers and all associated and connected persons (as those terms are defined in Sections 249 and 435 of the Insolvency Act 1986) of the Sellers against all liability, costs and/or expenses each of them might incur because of the issuance of contribution notices and/or financial support directions under the Pensions Act 2004 or by virtue of Section 75 Pensions Act 1995 in respect of the Knowles Europe Pension Plan and all other liability each may incur in respect of the Knowles Europe Pension Plan as a consequence of the acquisition of the Knowles Shares by the Buyer. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Sellers associated and connected persons (as those terms are defined in Sections 249 and 435 of the Insolvency Act 1986).
          Section 7.11   Exclusivity. Neither Key nor Knowles shall (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Knowles and its Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange), or (b) participate in any discussions or negotiations regarding, furnish any non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person (other than the Buyer, Parent or their respective Affiliates) to do or seek any of the foregoing.
ARTICLE VIII
CONDITIONS TO CLOSING
          Section 8.1   Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Closing is subject to the reasonable satisfaction (or waiver, in whole or in part, to the extent permitted by Applicable Law, by the Buyer) on and as of the Closing Date of each of the following conditions:
               (a)   (i) Knowles and each Seller shall have performed and satisfied in all material respects each of its respective agreements and obligations set forth in this Agreement required to be performed and satisfied by each of them at or prior to the Closing except to the extent that the failure to have performed or satisfied such agreements or obligations, individually or in the aggregate, have not resulted in a material diminution in the value of Knowles to the Buyer; (ii) the representations and warranties of Knowles and the Sellers contained in this Agreement shall be complete, true and correct as of the Closing Date, as if made at and as of such date (except that those representations and warranties which are made as of a specific date shall be complete and correct only as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; and (iii) the Buyer shall have received a certificate signed by an authorized officer of Knowles to the foregoing effect.
               (b)   The waiting period applicable to the purchase and sale of the Knowles Shares under the HSR Act shall have been terminated or shall have expired and all material Consents of and Filings with any Governmental Entity, including under Applicable Foreign Antitrust Law, which are necessary for the consummation by the Buyer of the transactions contemplated by this Agreement shall have been obtained or made, except for such Consents and Filings, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and the failure of which to obtain would not subject the Buyer or any officer, director or agent of the Buyer to civil or criminal liability.
               (c)   No temporary restraining order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition of any Governmental Entity preventing the purchase and sale contemplated hereby or the consummation of the transactions to be effected by the Buyer at the Closing shall be in effect.
               (d)   Knowles shall have executed and delivered to the Buyer the certificate referenced in Section 7.8.

     The Buyer may waive any condition specified in this Section 8.1 by providing a written waiver at or prior to the Closing.
          Section 8.2   Conditions to Obligation of the Sellers. The obligations of the Sellers to consummate the Closing are subject to the reasonable satisfaction (or waiver, in whole or in part, to the extent permitted by Applicable Law, by the Sellers’ Representative) of each of the following conditions:
               (a)   (i) The Buyer shall have performed and satisfied in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing; (ii) the representations and warranties of the Buyer contained in this Agreement, shall be complete and correct at and as of the Closing Date, as if made at and as of such date (except that those representations and warranties which are made as of a specific date shall be complete and correct only as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement; and (iii) the Sellers shall have received a certificate signed by an authorized officer of the Buyer to the foregoing effect.
               (b)   The waiting period applicable to the purchase and sale of the Shares under the HSR Act shall have been terminated or shall have expired and all material Consents of and Filings with any Governmental Entity, including under Applicable Foreign Antitrust Law, which are necessary for the consummation of the transactions by the Sellers contemplated by this Agreement shall have been obtained or made, except for such Consents and Filings the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement and the failure of which to obtain would not subject any Seller or any officer, director or agent of any Seller to civil or criminal liability.
               (c)   No temporary restraining order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition of any Governmental Entity preventing the purchase and sale contemplated hereby or the consummation of the transactions to be effected by the Sellers at the Closing shall be in effect.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
          Section 9.1   Termination.
               (a)   Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing (i) by mutual written consent of the Sellers’ Representative and the Buyer, (ii) by the Sellers’ Representative or the Buyer, if the Closing does not occur on or prior to December 31, 2005 (the “Outside Date”); provided, however, that the party seeking termination pursuant to this clause (ii) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, (iii) by the Sellers’ Representative or the Buyer if, as a result of action or inaction by the other party, the Closing shall not have occurred on or prior to the date that is ten (10) Business Days following the date on which all of the conditions to Closing set forth in Section 8.1 or 8.2 are satisfied or waived, (iv) by the Seller’s Representative or the Buyer if any Governmental Entity shall have issued a order, decree or ruling or taken any other action (which the parties hereto shall use all reasonable efforts to lift) permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; (v) by the Buyer if the Sellers or Knowles shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) which would result in any of the conditions in Section 8.1 not being satisfied by the Outside Date; or (vi) by the Sellers’ Representative if the Buyer or Parent shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be cured, which would result in any of the conditions in Section 8.2 not being satisfied by the Outside Date.
               (b)   In the event of termination by any party hereto pursuant to this Section 9.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein, the Buyer shall promptly return to the Sellers’ Representative and its affiliates all documents and other material received from or on behalf of such Persons relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof.
               (c)   If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Sections 5.18 and 6.6 relating to broker’s fees, (ii) this Section 9.1, (iii) Section 10.10 relating to publicity, (iv) Section 7.5 relating to certain expenses, (v) Section 10.2 relating to notices, (vi) Section 10.7 relating to governing law, (vii) Section 10.9 relating to consent to jurisdiction, (viii) Section 10.12 relating to the Sellers’ Representative, (ix) Section 10.16 relating to the construction and interpretation of this Agreement, and provided that the provisions of the Confidentiality Agreement shall continue in full force and effect. Nothing in this Section 9.1 shall be deemed to release any party hereto from any liability for any willful and intentional breach by such party of the terms and provisions of this Agreement.
          Section 9.2   Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer and the Sellers’ Representative. Any of the parties hereto may, by an instrument in writing signed on behalf of such party, waive compliance by any other party hereto with any term or provision of this Agreement that such other party hereto was or is obligated to comply with or perform.
ARTICLE X
MISCELLANEOUS
          Section 10.1   No Survival. The representations and warranties made in this Agreement or in any other agreement, certificate or other document extended in connection herewith shall not survive the Closing. The covenants and agreements contained in this Agreement and to be performed at or prior to the Closing shall not survive the Closing; the covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms.
          Section 10.2   Notices. All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

(a)	if to the Buyer or Parent, to:

Dover Electronics, Inc.
267 Lowell Road, Suite 100
Hudson, New Hampshire 03051-4916
Attention: Robert A. Livingston
Facsimile: (603) 578-4025

Dover Corporation
280 Park Avenue
New York, New York 10017-1292
Attention: Joseph Schmidt
Facsimile: (212) 922-1656

with a copy (which shall not constitute notice) to:

Coughlin & Gerhart, LLP
20 Hawley Street
P.O. Box 2039
Binghamton, New York 13902
Attention: Robert J. Smith
Facsimile: (607) 723-1530

(b)	if to Knowles, to:

Knowles Electronics Holdings, Inc.
1151 Maplewood Drive
Itasca, Illinois 60143
Attention: James H. Moyle
Facsimile: (630) 285-5804

with a copy (which shall not constitute notice) to each of:

Key Acquisition, L.L.C.
c/o Doughty Hanson & Co., Inc.
152 West 57th Street
New York, New York 10019

Attention: Company Secretary
Facsimile: (212) 641-3750

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS, England
Attention: Allan Murray-Jones
Facsimile: (44) 207-519-7070

and

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036

Attention: Mark C. Smith
Allison R. Schneirov
Facsimile: (212) 735-2000

(c)	if to the Sellers, to the Sellers’ Representative:

Key Acquisition, L.L.C.
c/o Doughty Hanson & Co., Inc.
152 West 57th Street
New York, New York 10019
Attention: Company Secretary
Facsimile: (212) 641-3750

with a copy (which shall not constitute notice) to each of:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS, England
Attention: Allan Murray-Jones
Facsimile: (44) 207-519-7070

and

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Mark C. Smith
Allison R. Schneirov
Facsimile: (212) 735-2000
Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective). Each such notice, request or communication shall be effective (i) if mailed, three days after mailing at the address specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from such party), (ii) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from the receiving party) and (iii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from the receiving party), and the appropriate confirmation is received.
          Section 10.3   Schedules. Disclosures included in any schedule to this Agreement (a “Schedule”) shall be considered to be made for purposes of all Schedules if it is reasonably apparent from the face of such disclosure that the disclosure would also be applicable to some other Schedule. Inclusion of any matter or item in any Schedule does not imply that such matter or item would, under the provisions of this Agreement, have to be included in any Schedule or that such matter or term is otherwise material. In addition, matters disclosed in any Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Schedules, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
          Section 10.4   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          Section 10.5   Counterparts. This Agreement may be executed in two (2) or more counterparts (including by means of facsimile), each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 10.6   Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) other than with respect to Section 7.9, is not intended to confer upon any Person (including any Knowles Employee) other than the parties hereto, any rights or remedies hereunder; provided that nothing herein shall be construed to modify or supersede the Confidentiality Agreement, it being understood that such Confidentiality Agreement shall continue to be in full force and effect notwithstanding the execution or termination of this Agreement.
          Section 10.7   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws governing conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.
          Section 10.8   Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 10.9   Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto hereby further agrees that service of any process, summons, notice or document by United States registered mail to the respective address of such party set forth in Section 10.2 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          Section 10.10   Publicity. None of the parties hereto nor their respective affiliates shall issue or cause the publication of any press release or other public announcement or communication with respect to the transactions contemplated by this Agreement without the consent of the Sellers’ Representative (with respect to the Sellers) and the Buyer, which consent shall not be unreasonably withheld or withdrawn, except to the minimum extent necessary to comply with the requirements of law or the regulations or policies of any securities exchange, in which case the party hereto required to make the release or statement or communication shall allow the Sellers’ Representative or the Buyer, as the case may be, reasonable time to comment on such release or statement or communication in advance of such issuance, disclosure or filing.
          Section 10.11   Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.11 shall be null and void, ab initio.
          Section 10.12   Sellers’ Representative.
               (a)   Each of the Sellers hereby authorizes and appoints Key as its agent, proxy, attorney-in-fact and representative under this Agreement (the “Sellers’ Representative”) to take such action, as it determines in its judgment appropriate, on behalf of such Seller, to exercise such rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representative on behalf of the Sellers (including, to give and receive notices and communications, to receive on behalf of and deliver to any Seller any amounts due to such Seller under this Agreement, to waive satisfaction of the conditions to the Sellers’ obligations to consummate the Closing pursuant to Section 8.2, to terminate or consent to the termination of this Agreement pursuant to Section 9.1(a), to amend this Agreement pursuant to Section 9.2, to consent to or comment on public communications pursuant to Section 10.10 and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing). By its execution hereof, each Seller hereby authorizes, delegates and grants to the Sellers’ Representative authority to take all actions that this Agreement provides are to be taken by the Sellers’ Representative.
               (b)   Each Seller agrees that the Sellers’ Representative shall not (i) be liable for any actions taken or omitted to be taken by it or any agent employed by it under or in connection with this Agreement or the transactions contemplated hereby, or (ii) owe any fiduciary duty or have any fiduciary responsibility to any of the Sellers or Knowles as a result of their actions taken as the Sellers’ Representative pursuant to this Agreement, except for such actions taken or omitted to be taken resulting from the Sellers’ Representative’s gross negligence or willful misconduct. Without limiting the foregoing, (i) each Seller, jointly and severally, hereby agrees to defend, indemnify and hold harmless the Sellers’ Representative and its Affiliates and each of their respective officers, directors, employees and agents from and against all expenses (including fees and expenses of counsel), losses, claims, fines, liabilities, damages, judgments or amounts paid in settlement in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a Sellers’ Representative hereunder or arising out of acts or omissions of such Person in such capacity occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby). The Sellers’ Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers, as applicable, any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement.
          Section 10.13   Waiver. FROM AND AFTER THE CLOSING, EXCEPT FOR ANY RIGHTS OR CLAIMS OF OR BY ANY FORMER OFFICER OR DIRECTOR OF KNOWLES OR ITS SUBSIDIARIES TO OR FOR INDEMNIFICATION FROM KNOWLES OR ANY OF ITS SUBSIDIARIES (AND EXCEPT AS SET FORTH IN SECTION 7.9 HEREOF), THE SELLERS AND THE BUYER HEREBY RELEASE AND FOREVER DISCHARGE KNOWLES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUBSIDIARIES, AFFILIATES, SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, EXPENSES AND SUITS OF EVERY KIND, CHARACTER AND DESCRIPTION, KNOWN OR UNKNOWN, AT LAW OR IN EQUITY, OTHER THAN FOR FRAUD, WHICH THE SELLERS OR THE BUYER

MAY HAVE HAD AT ANY TIME HERETOFORE, MAY HAVE NOW OR MAY HAVE AT ANY TIME HEREAFTER, ARISING FROM, RELATING TO, RESULTING FROM OR IN ANY MANNER INCIDENTAL TO ANY AND EVERY MATTER, THING OR EVENT WHATSOEVER OCCURRING OR FAILING TO OCCUR AT ANY TIME IN THE PAST UP TO AND INCLUDING THE DATE OF THIS AGREEMENT AND, BY RECEIPT OF THE CONSIDERATION TO BE RECEIVED BY SUCH SELLER AND THE KNOWLES SHARES TO BE RECEIVED BY THE BUYER AT CLOSING, UP TO AND INCLUDING THE CLOSING, INCLUDING MATTERS RELATING TO (I) KNOWLES, (II) THE KNOWLES SHARES, THE OPTIONS OR ANY OTHER OWNERSHIP INTEREST IN KNOWLES AND ITS SUBSIDIARIES AND (III) ANY INFORMATION PROVIDED BY THE COMPANIES TO THE SELLERS AND THE BUYER IN CONNECTION WITH OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          Section 10.14   Parent Guarantee.
               (a)   Parent, as primary obligor and not merely as surety, hereby, absolutely, unconditionally and irrevocably guarantees to the Sellers, for the benefit of the Sellers and their respective successors, transferees and assigns, the prompt and complete performance by the Buyer of all of its covenants, agreements, obligations and liabilities under or pursuant to this Agreement, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, in each case subject to the terms and conditions of this Agreement, including the obligation of the Buyer to pay the Purchase Price and any other amounts that may be payable by the Buyer under or in connection with the Purchase Agreement (collectively, the “Guaranteed Obligations”). Until satisfaction in full of the Guaranteed Obligations, Parent expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which Parent may now or hereafter have against the Sellers arising from the existence or performance of this Agreement.
               (b)   The obligations of Parent hereunder are independent of the obligations of Buyer with respect to all or any part of the Guaranteed Obligations and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Parent. In addition, the obligations of Parent hereunder are primary and unconditional and the Sellers shall not be required to bring an action against the Buyer to enforce its rights against Parent with respect to the Guaranteed Obligations.
          Section 10.15   Acknowledgement of Disclosure, etc.. Buyer acknowledges the matters set forth on Schedule 10.15 and agrees (x) that it is purchasing Knowles subject to all liabilities arising from these disclosed matters and (y) that such liabilities, if any, shall not result in the failure to satisfy any condition to the obligations of the Buyer set forth in Section 8.1 or, for the avoidance of doubt, any liability on the part of the Sellers.

          Section 10.16   Construction.
               (a)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
               (b)   The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless otherwise noted, references in this Agreement to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, this Agreement. All references to this Agreement shall be deemed to include this Agreement and all Exhibits, Schedules, Appendices and Attachments to this Agreement, which are made a part hereof and incorporated herein by reference. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless otherwise indicated, references in this Agreement to dollars are to United States dollars.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KNOWLES ELECTRONICS HOLDINGS, INC.

By:	/s/ John J. Zei

Name: John J. Zei
Title:

KEY ACQUISITION, L.L.C.

By:	/s/ Timothy D. Robson

Name: Timothy D. Robson
Title: Treasurer

/s/ John J. Zei

John J. Zei

/s/ Jeffery S. Niew

Jeffery S. Niew

/s/ Dennis R. Kirchhoefer

Dennis R. Kirchhoefer

/s/ Stephen D. Petersen

Stephen D. Petersen

/s/ James E. Knowles

James E. Knowles

/s/ James Hugh Knowles

James Hugh Knowles

/s/ Charles L. Knowles

Charles L. Knowles

/s/ Charles C. Schink

Hugh C. Schink

/s/ Reg G. Garratt

Reg G. Garratt

/s/ Peter V. Loeppert

Peter V. Loeppert

/s/ Randyll W. Kjell

Randyll W. Kjell

/s/ Susan Knowles Bates

Susan Knowles Bates

/s/ Richard J. S. Bates

Richard J.S. Bates

/s/ Raymond D. Cabrera

Raymond D. Cabrera

/s/ Nancy J. Knowles

Nancy J. Knowles

Marital Trust under the
Hugh S. Knowles Trust DTD 8/22/74

By:	/s/ Nancy W. Knowles

Name:	Nancy W. Knowles
Title: Trustee

By:	/s/ John W. Hupp

Name:	John W. Hupp
Title: Trustee

By:	/s/ Beth Engel

Name:	Bank of America, N.A.
Title: Trustee

Nancy W. Knowles Trust under the Hugh S. Knowles Trust DTD 8/22/74

By:	/s/ Nancy W. Knowles

Name:	Nancy W. Knowles
Title: Trustee

By:	/s/ John W. Hupp

Name:	John W. Hupp
Title: Trustee

By:	/s/ Beth Engel

Name:	Bank of America, N.A.
Title: Trustee

James E. Knowles Trust under the Hugh S. Knowles Trust DTD 8/22/74

By:	/s/ Nancy W. Knowles

Name:	Nancy W. Knowles
Title: Trustee

By:	/s/ John W. Hupp

Name:	John W. Hupp
Title: Trustee

By:	/s/ Beth Engel

Name:	Bank of America, N.A.
Title: Trustee

James E. Knowles D/O/T dated 12/18/96

By:	/s/ James E. Knowles

Name:	James E. Knowles
Title: Trustee

Margaret Knowles Schink u/t/a dtd 10/27/72

By:	/s/ Margaret Knowles Schink

Name:	Margaret Knowles Schink
Title: Trustee

The Katherine Knowles Strasburg Separate Property Revocable Trust u/t/a/ dtd 12/3/88

By:	/s/ Katherine Knowles Strasburg

Name:	Katherine Knowles Strasburg
Title: Trustee

The Nancy W. Knowles D/O/T dated 4/18/90

By:	/s/ Nancy W. Knowles

Name:	Nancy W. Knowles
Title: Trustee

Theodore Knowles Schink u/t/a dtd 12/24/79

By:	/s/ Katherine Knowles Strasburg

Name:	Katherine Knowles Strasburg
Title: Trustee

Laura Anne Strasburg u/t/a dtd 12/30/78

By:	/s/ Margaret Knowles Schink

Name:	Margaret Knowles Schink
Title: Trustee

Paul A. Strasburg

By:	/s/ Paul A. Strasburg

Name:	Paul A. Strasburg
Title: Custodian for Gregory Arthur
Strasburg under the NY Uniform Gift to Minors Act

Paul A. Strasburg Revocable Trust u/t/a dated 10/27/94

By:	/s/ Paul A. Strasburg

Name:	Paul A. Strasburg
Title: Trustee

The Bates Children Trust II DTD 12/15/92

By:	/s/ Susan Knowles Bates

Name:	Susan Knowles Bates
Title: Trustee

By:	/s/ Richard J.S. Bates

Name:	Richard J.S. Bates
Title: Trustee

The Bates Children 1997 Irrevocable Trust DTD 12/31/97

By:	/s/ James Hugh Knowles

Name:	James Hugh Knowles
Title: Successor Trustee

The James E. Knowles 1998 Gift Trust for James

By:	/s/ James H. Knowles

Name:	James H. Knowles
Title: Trustee

By:	/s/ Robert E. Spellmeyer

Name: Robert E. Spellmeyer
Title: Trustee

The James E. Knowles 1998 Gift Trust for Charles

By:	/s/ Charles L. Knowles

Name:	Charles L. Knowles
Title: Trustee

By:	/s/ Robert J. Nelson

Name: Robert J. Nelson
Title: Trustee

The James E. Knowles 1998 Descendants Trust for Susan

By:	/s/ Susan K. Bates

Name: Susan K. Bates
Title: Trustee

By:	/s/ Richard J. S. Bates

Name:	Richard J.S. Bates
Title: Trustee

The Susan Knowles Bates 1998 Family Trust

By:	/s/ James Hugh Knowles

Name: James Hugh Knowles
Title: Trustee

By:	/s/ Robert Spellmeyer

Name: Robert Spellmeyer
Title: Trustee

The Richard J.S. Bates 1998 Family Trust

By:	/s/ James Hugh Knowles

Name:	James Hugh Knowles
Title: Trustee

The Katherine Knowles Strasburg Qualified Annuity Trust for Laura Anne Strasburg, DTD 8/28/98

By:	/s/ Margaret Knowles Schink

Name:	Margaret Knowles Schink
Title: Trustee

By:	/s/ Marsden S. Blois III

Name:	Marsden S. Blois III
Title: Trustee

The Katherine Knowles Strasburg Qualified Annuity Trust for Gregory Arthur Strasburg DTD 8/28/98

By:	/s/ Margaret Knowles Schink

Name:	Margaret Knowles Schink
Title: Trustee

By:	/s/ Marsden S. Blois III

Name:	Marsden S. Blois III
Title: Trustee

The Katherine Knowles Strasburg Irrevocable Trust for Laura Anne Strasburg DTD 8/28/98

By:	/s/ Margaret Knowles Schink

Name:	Margaret Knowles Schink
Title: Trustee

By:	/s/ Marsden S. Blois III

Name:	Marsden S. Blois III
Title: Trustee

The Katherine Knowles Strasburg Irrevocable Trust for Gregory Arthur Strasburg DTD 8/28/98

By:	/s/ Margaret Knowles Schink

Name:	Margaret Knowles Schink
Title: Trustee

By:	/s/ Marsden S. Blois III

Name:	Marsden S. Blois III
Title: Trustee

The Laura Anne Strasburg Irrevocable GST Trust DTD 8/28/98

By:	/s/ Margaret Knowles Schink

Name:	Margaret Knowles Schink
Title: Trustee

By:	/s/ Marsden S. Blois III

Name:	Marsden S. Blois III
Title: Trustee

The Gregory Arthur Strasburg Irrevocable GST Trust DTD 8/28/98

By:	/s/ Margaret Knowles Schink

Name:	Margaret Knowles Schink
Title: Trustee

By:	/s/ Marsden S. Blois III

Name:	Marsden S. Blois III
Title: Trustee

The Margaret Knowles Schink 1998 Gift Trust for TAD u/a/d 8/14/98

By:	/s/ Katherine Knowles Strasburg

Name:	Katherine Knowles Strasburg
Title: Trustee

The Margaret Knowles Schink 1998 Gift Trust for Hugh u/a/d 8/14/98

By:	/s/ Katherine Knowles Strasburg

Name:	Katherine Knowles Strasburg
Title: Trustee

By:	/s/ Hugh C. Schink

Name:	Hugh C. Schink
Title: Trustee

The Margaret Knowles Schink Annuity 7 Trust u/a/d 9/3/98

By:	/s/ Katherine Knowles Strasburg

Name: Katherine Knowles Strasburg
Title: Trustee

The Margaret Knowles Schink Annuity 12 Trust u/t/a 9/3/98

By:	/s/ Katherine Knowles Strasburg

Name:	Katherine Knowles Strasburg
Title: Trustee

The Margaret Knowles Schink 1998 Descendants Trust u/a/d 8/14/98

By:	/s/ Katherine Knowles Strasburg

Name:	Katherine Knowles Strasburg
Title: Trustee

The Margaret Knowles Schink Trust under the Hugh S. Knowles Trust dated 8/22/74

By:	/s/ David A. Diamond

Name: J.P. Morgan Trust Company of Delaware
Title: Trustee

The Margaret Knowles Schink Sub-Trust under The Hugh S. Knowles Trust dated 8/22/74

By:	/s/ David A. Diamond

Name: J.P. Morgan Trust Company of Delaware
Title: Trustee

Katherine Knowles Strasburg Trust under The Hugh S. Knowles Trust dated 8/22/74

By:	/s/ David A. Diamond

Name:	J.P. Morgan Trust Company of Delaware
Title: Trustee

The Katherine Knowles Strasburg Sub-Trust under the Hugh S. Knowles Trust dated 8/22/74

By:	/s/ David A. Diamond

Name: J.P. Morgan Trust Company of Delaware
Title: Trustee

The Margaret Knowles Schink 1998 Gift Trust for Hugh u/a/d 8/14/98

By:	/s/ Katherine Knowles Strasburg

Name:	Katherine Knowles Strasburg
Title: Trustee

By:	/s/ Hugh C. Schink

Name:	Hugh C. Schink
Title: Trustee

The Margaret Knowles Schink 1998 Gift Trust for Tad u/a/d 8/14/98

By:	/s/ Katherine Knowles Strasburg

Name:	Katherine Knowles Strasburg Title: Trustee
By:	/s/ Hugh C. Schink

Name:	Hugh C. Schink
Title: Trustee

DOVER ELECTRONICS, INC., as Buyer

By	/s/ Robert A. Livingston

Name: Robert A. Livingston
Title: President

DOVER CORPORATION, as Parent,

By	/s/ Robert A. Tyre

Name: Robert A. Tyre
Title: Vice President,
Corporate Development

Appendix A
          As used in the Agreement, the following terms shall have the following meanings:
          “2001 Option Cancellation Amount” shall have the meaning set forth in Section 2.3.
          “2001 Optionholders” shall mean those Optionholders to whom 2001 Options have been granted.
          “2001 Options” shall mean the Options granted under Knowles’ 2001 Stock Option Plan.
          “2004 Option Cancellation Amount” shall have the meaning set forth in Section 2.3.
          “2004 Optionholders” shall mean those Optionholders to whom 2004 Options have been granted.
          “2004 Options” shall mean the Options granted under Knowles’ 2004 Stock Option Plan.
          “Action” shall mean any action, claim, suit, arbitration, proceeding or investigation by or before any Governmental Entity or arbitration tribunal.
          An “affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
          “Agreement” shall have the meaning set forth in the heading of the Agreement.
          “Applicable Foreign Antitrust Law” shall mean and include all foreign Applicable Law designed or intended to regulate competition or investment (foreign or otherwise) or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
          “Applicable Law” shall mean, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity applicable to such Person or any of their respective properties or assets, in effect as of the date of this Agreement.
          “Business” shall mean the business of Knowles.

          “Business Day” shall mean any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.
          “Buyer” shall have the meaning set forth in the heading of the Agreement.
          “Cash” means, as of a given time, all cash, cash equivalents and marketable securities held by, or on behalf of, Knowles or any of its Subsidiaries at such time.
          “Chase Credit Agreement” shall mean the Credit Agreement, dated as of June 28, 1999, as amended and restated as of July 21, 1999 and as amended through the Closing Date, among Knowles, as parent borrower, the lenders party thereto, the JPMorgan Chase Bank, N.A., as successor to Chase Manhattan Bank, as Administrative Agent, and Morgan Stanley Senior Funding, Inc., as Syndication Agent.
          “Closing” shall have the meaning set forth in Section 3.1.
          “Closing Date” shall have the meaning set forth in Section 3.1.
          “Closing Date Debt Obligation Amount” shall mean, as of the Closing Date, the sum of (i) the outstanding aggregate principal amount of indebtedness of Knowles on the Closing Date incurred pursuant to the Chase Credit Agreement and the Xerion Credit Agreement (other than letters of credit or other contingent obligations), in each case, together with any accrued and unpaid interest, fees, prepayment penalties, redemption premiums, and other amounts owing thereunder, plus (ii) the Closing Date Public Notes Obligation Amount, plus (iii) the outstanding principal amount of the Key Notes on the Closing Date, together with any accrued and unpaid interest, fees, prepayment penalties, redemption premiums, and other amounts owing thereunder.
          “Closing Date Public Notes Obligation Amount” shall mean, as of the Closing Date, the outstanding principal amount of the Public Notes on the Closing Date, together with any accrued and unpaid interest, fees, prepayment penalties, redemption premiums, and other amounts owing thereunder to the applicable redemption date.
          “Code” shall have the meaning set forth in Section 5.13(c).
          “Common Consideration” shall have the meaning set forth Section 2.2(e).
          “Common Stock” shall have the meaning set forth in the recitals to the Agreement.
          “Company Financial Statements” shall have the meaning set forth in Section 5.5.
          “Confidentiality Agreement” shall mean the letter agreement, agreed and accepted as of June 3, 2005, between Knowles and the Parent.
          “Consent” shall have the meaning set forth in Section 5.2.

          The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
          “Encumbrances” shall have the meaning set forth in Section 4.2.
          “Environmental Laws” shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, concerning public health, pollution, or protection of the environment, including all those relating to the treatment, disposal, discharge, release, threatened release, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation in effect on the date of this Agreement.
          “Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.
          “Equity Purchase Price” shall have the meaning set forth in Section 2.1(b).
          “ERISA” shall have the meaning set forth in Section 5.13(a).
          “Filing” shall have the meaning set forth in Section 5.2.
          “GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with those used in preparing the Latest Balance Sheet. With respect to any calculation of Net Working Capital for the purposes of this Agreement, no change in accounting principles shall be made from those set forth in the immediately preceding sentence, including, without limitation, with respect to the nature of accounts, level of reserves or level of accruals. For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates.
          “Governmental Entity” shall mean any federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
          “Guaranteed Obligations” shall have the meaning set forth in Section 10.14.
          “HSR Act” shall have the meaning set forth in Section 5.2.

          “Indenture” shall mean the Indenture, dated as of October 1, 1999, among Knowles, certain of its Subsidiaries and the Bank of New York, as trustee.
          “Intellectual Property Rights” shall have the meaning set forth in Section 5.11.
          “Key” shall have the meaning set forth in the heading of the Agreement.
          “Key Notes” shall mean the 10% Senior Subordinated Notes Due October 15, 2009 of Knowles, issued under the Note Purchase Agreement, dated as of August 28, 2002, among Knowles, as issuer, certain of its Subsidiaries, as subsidiary guarantors, and Key, as purchaser.
          “knowledge of Buyer” shall mean the actual knowledge of any executive officer of the Buyer or Parent.
          “knowledge of Knowles” shall mean the actual knowledge of the key executives set forth on Schedule C hereto.
          “Knowles” shall have the meaning set forth in the heading of the Agreement.
          “Knowles Employees” shall have the meaning set forth in Section 5.13(a).
          “Knowles Plans” shall have the meaning set forth in Section 5.13(a).
          “Knowles Shares” shall have the meaning set forth in the recitals to the Agreement.
          “Material Adverse Effect” shall mean a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Knowles and its Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i) the public announcement of the Sellers’ or any of their affiliates’ intent to sell the business or capital stock of Knowles and its Subsidiaries, (ii) conditions affecting the acoustic electronics components manufacturing industry generally, (iii) events affecting the United States or global economy or capital or financial markets generally, (iv) changes in general economic conditions affecting the industries in which Knowles and its Subsidiaries operate, (v) changes in law or applicable regulations or the official interpretations thereof or in GAAP, (vi) the effect of any war, act of terrorism, civil unrest or similar event, (vii) any existing event or occurrence or circumstance with respect to which the Buyer has knowledge as of the date hereof, (viii) any action taken, or any omission to act, by the Buyer or any of its Affiliates or (ix) the compliance by Knowles with the terms of, or taking of any action contemplated or permitted by this Agreement.
          “Material Contracts” shall have the meaning set forth in Section 5.10.

          “Most Recent Balance Sheet” shall have the meaning set forth in Section 5.6.
          “Most Recent Fiscal Year End” shall mean December 31, 2004.
          “Optionholder” or “Optionholders” shall have the meaning set forth in Section 2.3.
          “Options” shall have the meaning set forth in Section 2.3.
          “Outside Date” shall have the meaning set forth in Section 9.1(a).
          “Permits” shall have the meaning set forth in Section 5.9.
          “Permitted Encumbrances” shall mean with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) if due, (A) not delinquent or (B) being contested in good faith; (b) mechanics’, workmen’s repairmen’s, warehousemen’s, carrier’s, other similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not more than 30 days past due and or (ii) being contested in good faith; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property provided the operation of Knowles’ or any of its Subsidiaries’ business as currently conducted is not prevented or restricted by the same; (d) easements, covenants, conditions, restrictions, licenses, rights-of-way and other similar matters of record affecting title to such Real Property that do not or would not impair the use or occupancy of such Real Property in the operation of Knowles’ or its Subsidiaries’ business as currently conducted thereon; (e) any conditions that may be shown by survey, title report or physical inspection (whether or not made); (f) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (g) those Encumbrances that will be released on or prior to the Closing Date; and (h) other Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization, Governmental Entity or other entity.
          “Preferred Consideration” shall have the meaning set forth in Section 2.2(d).

          “Preferred Stock” shall have the meaning set forth in the recitals to the Agreement.
          “Product” shall have the meaning set forth in Section 5.17.
          “Protected Period” shall have the meaning set forth in Section 7.6.
          “Public Notes” means the 13 1/8% Senior Subordinated Notes Due October 15, 2009 of Knowles, issued under the Indenture.
          “Purchase Price” shall have the meaning set forth in Section 2.1(b).
          “Purchase Price Disbursement Schedule” shall have the meaning set forth in Section 2.1(c).
          “Real Property” shall have the meaning set forth in Section 5.16.
          “Return” or “Returns” shall mean all returns, estimated returns, forms, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.
          “Schedule” shall have the meaning set forth in Section 10.3.
          “Securities Act” shall have the meaning set forth in Section 6.7.
          “Sellers” shall have the meaning set forth in the heading of the Agreement.
          “Sellers’ Representative” shall have the meaning set forth in Section 10.12.
          “Series A-1 Preferred Stock” shall have the meaning set forth in the recitals to the Agreement.
          “Series A-2 Preferred Stock” shall have the meaning set forth in the recitals to the Agreement.
          “Stock Plans” shall have the meaning set forth in Section 2.3.
          “Subsidiary” shall mean, with respect to any specified Person, (a) a corporation fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity.

          “Tax” or “Taxes” shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or other governmental charges or assessments, together with all interest, penalties and additions imposed with respect to such amounts.
          “Tax Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, any quasi-governmental body or any other authority responsible for the administration of Taxes.
          “Transaction Expenses” shall mean (i) all fees, costs and expenses incurred or owing (whether or not yet invoiced) by Key (whether incurred in its capacity as Seller or as Sellers’ Representative) or Knowles in connection with the negotiation and preparation of this Agreement and such other agreements and arrangements prepared in connection herewith and the transactions contemplated hereby, including, without limitation, such fees, costs and expenses of Credit Suisse First Boston LLC, Skadden, Arps, Slate, Meagher & Flom LLP, Dykema Gossett PLLC, Lovells, Ernst & Young LLP and PriceWaterhouseCoopers LLP, (ii) all amounts due to any eligible Knowles Employee under the Retention Incentive Plan, the Asia Retention Incentive Plan, the Value Enhancement Incentive Plan and the Asia Value Enhancement Incentive Plan, each as set forth on Schedule 7.6(c)(i), and (iii) all amounts due to any 2001 Optionholder under Knowles’ 2001 Option Plan.
          “Xerion Credit Agreement” shall mean the Credit Agreement, dated as of December 20, 2004, as amended through the Closing Date, among Knowles, as borrower, Xerion Partners II Master Fund Limited, as lender, and the other lenders party thereto from time to time.